PRESS RELEASE

Clorox Reports Q3 Fiscal Year 2018 Results, Updates Fiscal Year 2018 Outlook

OAKLAND, Calif., May 2, 2018 – The Clorox Company (NYSE:CLX) reported sales growth of 3 percent and diluted net earnings per share from continuing operations (diluted EPS) of $1.37, an increase of 5 percent, for its third quarter of fiscal year 2018, which ended March 31, 2018.

“We delivered solid sales growth of 3 percent, with gains in all U.S. segments and in our International segment, behind our 2020 Strategy," said Chairman and CEO Benno Dorer. “Notably, we delivered these results on top of 4 percent sales growth in the year-ago quarter. Our focus on providing superior value to consumers behind differentiated products and brands, including strong investments in innovation, has enabled us to deliver consistent sales growth.”

Dorer continued, “We’re affected by industrywide cost pressures in the near term and taking aggressive action to address these headwinds to support margin improvement over time.”

All results in this press release are reported on a continuing operations basis, unless otherwise stated.

Fiscal Third-Quarter Results

Following is a summary of key third-quarter results. All comparisons are with the third quarter of fiscal year 2017 unless otherwise stated.

●	3% sales growth
●	$1.37 diluted EPS (5% increase)

Sales grew 3 percent, on top of 4 percent sales growth in the year-ago quarter, reflecting gains in all four of the company’s segments, supported by 3 percent volume growth and the benefit of price increases. These factors were partially offset by unfavorable mix and nearly 1 point of negative impact from the sale of the Aplicare business in August 2017.

Gross margin decreased 120 basis points to 42.8 percent from 44.0 percent in the year-ago quarter. The decrease in gross margin was driven primarily by higher commodity and logistics costs, which were partially offset by the benefits of cost savings and price increases.

Clorox delivered earnings from continuing operations of $181 million, or $1.37 diluted EPS, compared to $172 million, or $1.31 diluted EPS, in the year-ago quarter. Diluted EPS reflects the benefit of higher sales and a lower effective tax rate, partially offset by lower gross margin.

Year-to-date net cash from continuing operations increased 19 percent to $574 million compared with $483 million in the year-ago period, primarily driven by lower tax payments, largely due to tax reform.

Key Segment Results

Following is a summary of key third-quarter results from continuing operations by segment. All comparisons are with the third quarter of fiscal year 2017, unless otherwise stated.

Cleaning
(Laundry, Home Care, Professional Products)

●	3% sales increase
●	2% pretax earnings increase

Segment sales growth was driven largely by gains in Home Care, reflecting broad-based strength of Clorox® disinfecting wipes and the introduction of new Scentiva®-branded products. Segment sales results were partially offset by more than 2 points of negative impact from the Aplicare sale, which also drove the sales decrease in the Professional Products business. Excluding the impact of the Aplicare sale, the Professional Products business delivered double-digit sales growth, driven primarily by higher shipments of cleaning products behind product innovation and e-commerce growth. Pretax earnings growth was due to higher sales and the benefit of cost savings, partially offset by higher commodity and logistics costs.

Household
(Bags and Wraps, Charcoal, Cat Litter, Digestive Health)

●	1% sales increase
●	17% pretax earnings decrease

Segment sales increased, driven by double-digit gains in the Cat Litter business, primarily due to broad-based business strength, supported by the Fresh Step® Clean Paws innovation. These factors were partially offset by significantly lower shipments in Charcoal, largely driven by consistently poor weather during all three months in the quarter. Pretax earnings decreased primarily driven by higher commodity and logistics costs, partially offset by the benefit of cost savings.

Lifestyle
(Dressings and Sauces, Water Filtration, Natural Personal Care)

●	2% sales increase
●	8% pretax earnings increase

Segment sales increased, reflecting all-time record shipments of Hidden Valley® bottled dressings behind increased merchandising activity as well as gains in the Natural Personal Care business, primarily from continued strength of lip and face care products, supported by innovation. These factors were partially offset by lower shipments in Water Filtration due to a timing shift in merchandising activity. The increase in pretax earnings was driven primarily by higher sales, partially offset by higher logistics costs.

International
(Sales outside of the U.S.)

●	4% sales increase
●	15% pretax earnings increase

Segment sales growth was driven largely by the benefit of price increases and supported by volume gains due in part to higher shipments in Canada. These factors were partially offset by unfavorable mix and unfavorable foreign currency exchange rates. Pretax earnings growth was driven primarily by higher sales, normalized levels of advertising spending compared to significant investments in the year-ago quarter behind select growth opportunities as well as gross margin expansion behind strong execution of the International business’ Go Lean strategy.

Clorox Updates Fiscal Year 2018 Outlook for Nutranext Acquisition and Revised Tax Rate

Clorox updated its fiscal year 2018 outlook as a result of the announced Nutranext acquisition and the company’s updated assumption for its fiscal year effective tax rate.

●	About 3% sales growth (previously 1% to 3% growth)
●	$6.15 to $6.30 diluted EPS range (previously $6.17 to $6.37 diluted EPS)

The Nutranext acquisition, which closed on April 2, is expected to contribute 1 point to fiscal year sales and dilute fiscal year earnings per share by 7 to 11 cents, primarily driven by one-time integration costs. In addition, the company now anticipates its fiscal year 2018 effective tax rate to be 22 percent to 23 percent versus its previous assumption of 23 percent to 24 percent.

Clorox now anticipates fiscal year 2018 sales growth at about 3 percent versus its previous sales outlook of 1 percent to 3 percent growth. The company’s sales outlook reflects the aforementioned expected contribution of 1 point from the Nutranext acquisition, and the continued expectation of 3 points of incremental benefit from product innovation. The company’s fiscal year sales outlook also continues to reflect a reduction of nearly 1 point from the August 2017 divestiture of the Aplicare business.

The company now expects gross margin to decrease by 100 to 150 basis points, reflecting the anticipated impact from one-time charges related to the Nutranext acquisition. As previously communicated, the company’s expectations for fiscal year gross margin also continue to reflect higher logistics and commodity costs.

As a result of the one-time charges related to the Nutranext acquisition and the company’s updated assumption for its fiscal year tax rate, Clorox now anticipates fiscal year 2018 diluted EPS from continuing operations to be in the range of $6.15 to $6.30 versus its previous assumption of $6.17 to $6.37.

“We’ve updated our fiscal year 2018 outlook to reflect the expected sales contribution and earnings dilution from the Nutranext acquisition,” said Chief Financial Officer Kevin Jacobsen. “Our full-year outlook also continues to reflect the benefits of tax reform, including our updated assumption for a more favorable tax rate. We were very pleased to reward our shareholders with a 14 percent increase in our quarterly dividend, which we announced in February of this year. We look forward to continuing to put tax reform to work for our business and shareholders.”

Total annual dividends paid to Clorox shareholders have increased each year since 1977.

About Nutranext

Nutranext, a leader in dietary supplements within the natural channel, generated calendar year 2017 sales of $200 million. The acquisition brings significant scale and breadth to Clorox's dietary supplements business. It follows the company's May 2016 acquisition of the RenewLife® brand, a leader in digestive health.

Nutranext's products include multivitamins under the Rainbow Light® brand, the No. 2 vitamin brand in the natural channel1; specialty minerals under the Natural Vitality® brand, the No. 1 anti-stress and sleep brand in the natural channel2; and supplements for hair, skin and nails under the Neocell® brand, the No. 1 collagen brand in the natural3 channel. The company also manufactures and markets multivitamins and specialty minerals through its direct-to-consumer business, primarily under the Stop Aging Now® brand.

For More Detailed Financial Information

Visit the company’s Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com for the following:

●	Supplemental unaudited volume and sales growth information
●	Supplemental unaudited gross margin driver information
●

Supplemental unaudited reconciliation of earnings from continuing operations before interest and taxes (EBIT) and earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA)

●	Supplemental unaudited balance sheet and cash flow information and free cash flow reconciliation

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers. Supplemental materials are available in the Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,700 employees worldwide and fiscal year 2017 sales of $6 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags, wraps and containers; Kingsford® charcoal; Hidden Valley® dressings and sauces;

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[1]	SPINS, latest 52 weeks ending 3/25/18
[2]	SPINS, latest 52 weeks ending 3/25/18
[3]	SPINS, latest 52 weeks ending 3/25/18

Brita® water-filtration products; Burt's Bees® natural personal care products; RenewLife® digestive health products; and Rainbow Light®, Natural Vitality® Neocell® and Stop Aging Now® dietary supplements. The company also markets brands for professional services, including Clorox Healthcare® and Clorox Commercial Solutions®. More than 80 percent of the company's sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact, a community of global leaders committed to sustainability. The company has been broadly recognized for its corporate responsibility efforts, most notably being named to the Drucker Institute’s 2017 Management Top 250 list, The Just 100: America’s Top Citizens list, CR Magazine's 2017 Best Corporate Citizens list and the first sector-neutral Bloomberg Gender Equality Index in 2018. In support of its communities, The Clorox Company and its foundations contributed about $11 million in combined cash grants, product donations and cause marketing in fiscal year 2017. For more information, visit TheCloroxCompany.com, including the Good Growth blog, and follow the company on Twitter at @CloroxCo.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. Except for historical information, statements about future volumes, sales, foreign currencies, costs, cost savings, margins, earnings, earnings per share, including as a result of the Nutranext acquisition, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “predicts,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2017, as updated from time to time in the Company’s Securities and Exchange Commission filings, including the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2017. These factors include, but are not limited to: intense competition in the Company’s markets; volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities, and increases in energy, transportation or other costs; the ability of the Company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; dependence on key customers and risks related to customer consolidation and ordering patterns; the impact of increases in sales of consumer products through alternative retail channels; risks related to reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or Company information, or service interruptions; lower revenue or increased costs resulting from government actions and regulations; the ability of the Company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity and as a result of the Nutranext acquisition; risks relating to acquisitions, new ventures and divestitures, and associated costs, including the potential for asset impairment charges related to, among others, intangible assets and goodwill; and the ability to complete announced transactions and, if completed, integration costs and potential contingent liabilities related to those transactions, including those related to the Nutranext acquisition; worldwide, regional and local economic and financial market conditions; risks related to international operations and international trade, including political instability; government-imposed price controls or other regulations; foreign currency exchange rate controls, including periodic changes in such controls, fluctuations and devaluations; changes in trade, tax or U.S. immigration policies, labor claims, labor unrest and inflationary pressures, particularly in Argentina; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; and the possibility of nationalization, expropriation of assets or other government action; the ability of the Company to innovate and to develop and introduce commercially successful products; the ability of the Company to implement and generate cost savings and efficiencies; the success of the Company’s business strategies; the Company’s ability to maintain its business reputation and the reputation of its brands; risks related to the effects of the Tax Cuts and Jobs Act (Tax Act) on the Company as the Company continues to assess and analyze such effects as well as its current interpretation, assumptions and expectations relating to the Tax Act, and the possibility that the final impact of the Tax Act on the Company may be materially different from the Company’s current estimates based on the Company’s actual results for future periods, the Company’s further assessment and analysis of the Tax Act, any additional Congressional, administrative and FASB actions, or other guidance related to the Tax Act and any actions that the Company may take as a result of the Tax Act; risks related to additional increases in the estimated fair value of P&G's interest in the Glad® business, such as the significant increase over the first half of fiscal year 2018 primarily due to the recent Tax Act and the recent extension of the venture agreement with, and the related R&D support provided by, P&G; supply disruptions and other risks inherent in reliance on a limited base of suppliers; the impact of product liability claims, labor claims and other legal or tax proceedings, including in foreign jurisdictions; the Company’s ability to attract and retain key personnel; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; the impact of natural disasters, terrorism and other events beyond the Company’s control; the Company’s ability to maximize, assert and defend its intellectual property rights; any infringement or claimed infringement by the Company of third-party intellectual property rights; the effect of the Company’s indebtedness and credit rating on its business operations and financial results; the Company’s ability to pay and declare dividends or repurchase its stock in the future; the Company’s ability to maintain an effective system of internal controls; uncertainties relating to tax positions, tax disputes and changes in the Company’s tax rate; the accuracy of the Company’s estimates and assumptions on which its financial projections are based; risks related to the Company’s discontinuation of operations in Venezuela; and the impacts of potential stockholder activism.

The Company’s forward-looking statements in this press release are based on management’s current views, beliefs and assumptions regarding future events and speak only as of the dates when made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Media Relations
Aileen Zerrudo (510) 271-3075, aileen.zerrudo@clorox.com
Kathryn Caulfield (510) 271-7209, kathryn.caulfield@clorox.com

Investor Relations
Lisah Burhan 510-271-3269, lisah.burhan@clorox.com
Joel Ramirez 510-271-3012, joel.ramirez@clorox.com
Steve Austenfeld 510-271-2270, steve.austenfeld@clorox.com

For recent presentations made by company management and other investor materials, visit Investor Events on the company’s website.

Reportable Segment Information
(Unaudited)
Dollars in millions

				Earnings (losses) from continuing operations
	Net sales			before income taxes
	Three Months Ended			Three Months Ended
	3/31/2018	3/31/2017	% Change(1)	3/31/2018	3/31/2017	% Change(1)
Cleaning	$513	$497	3%	$135	$132	2%
Household	493	486	1%	88	106	-17%
Lifestyle	252	246	2%	55	51	8%
International	259	248	4%	23	20	15%
Corporate	-	-	0%	(59)	(62)	-5%
Total	$1,517	$1,477	3%	$242	$247	-2%

				Earnings (losses) from continuing operations
	Net sales			before income taxes
	Nine Months Ended			Nine Months Ended
	3/31/2018	3/31/2017	% Change(1)	3/31/2018	3/31/2017	% Change(1)
Cleaning	$1,544	$1,500	3%	$428	$400	7%
Household	1,344	1,329	1%	215	246	-13%
Lifestyle	766	742	3%	188	190	-1%
International	779	755	3%	69	75	-8%
Corporate	-	-	0%	(152)	(173)	-12%
Total	$4,433	$4,326	2%	$748	$738	1%
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(1)	Percentages based on rounded numbers.

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except share and per share data

	Three Months Ended		Nine Months Ended
	3/31/2018	3/31/2017	3/31/2018	3/31/2017
Net sales	$1,517	$1,477	$4,433	$4,326
Cost of products sold	868	827	2,502	2,407
Gross profit	649	650	1,931	1,919

Selling and administrative expenses	208	201	609	598
Advertising costs	150	161	424	417
Research and development costs	32	35	95	98
Interest expense	20	22	61	66
Other (income) expense, net	(3)	(16)	(6)	2
Earnings from continuing operations before income taxes	242	247	748	738
Income taxes on continuing operations	61	75	142	237
Earnings from continuing operations	181	172	606	501
Earnings (losses) from discontinued operations, net of tax	-	-	-	(1)
Net earnings	$181	$172	$606	$500

Net earnings (losses) per share
Basic
Continuing operations	$1.39	$1.34	$4.69	$3.89
Discontinued operations	-	-	-	(0.01)
Basic net earnings per share	$1.39	$1.34	$4.69	$3.88

Diluted
Continuing operations	$1.37	$1.31	$4.60	$3.82
Discontinued operations	-	-	-	(0.01)
Diluted net earnings per share	$1.37	$1.31	$4.60	$3.81

Weighted average shares outstanding (in thousands)
Basic	129,694	128,752	129,357	128,899
Diluted	131,900	131,362	131,703	131,399

Condensed Consolidated Balance Sheets
Dollars in millions

	3/31/2018	6/30/2017	3/31/2017
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,174	$418	$431
Receivables, net	595	565	568
Inventories, net	508	459	510
Prepaid expenses and other current assets	96	72	94
Total current assets	2,373	1,514	1,603

Property, plant and equipment, net	933	931	903
Goodwill	1,200	1,196	1,193
Trademarks, net	655	654	655
Other intangible assets, net	63	68	70
Other assets	220	210	205
Total assets	$5,444	$4,573	$4,629

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$1,066	$404	$650
Current maturities of long-term debt	-	400	400
Accounts payable and accrued liabilities	947	1,005	948
Income taxes payable	-	-	-
Total current liabilities	2,013	1,809	1,998
Long-term debt	1,789	1,391	1,390
Other liabilities	778	770	788
Deferred income taxes	27	61	49
Total liabilities	4,607	4,031	4,225

Stockholders’ equity
Common stock	159	159	159
Additional paid-in capital	956	928	912
Retained earnings	2,704	2,440	2,351
Treasury shares	(2,457)	(2,442)	(2,453)
Accumulated other comprehensive net (losses) income	(525)	(543)	(565)
Stockholders’ equity	837	542	404
Total liabilities and stockholders’ equity	$5,444	$4,573	$4,629